Exhibit 99.1

Ultralife Corporation Announces Change in Location of

Annual Meeting of Shareholders

NEWARK, N.Y. – July 7, 2020 -- Ultralife Corporation (NASDAQ: ULBI) today announced that due to the ongoing public health impact of the coronavirus (COVID-19) pandemic and out of an abundance of caution, the location of the Annual Meeting of Shareholders to be held on July 22nd at 9:00 AM Eastern Time will be changed to the Newark, NY headquarters of Ultralife located at 2000 Technology Parkway, Newark, NY 14513. The Meeting was originally scheduled to be held at The Westin Crystal City in Arlington, VA. Except for the change in location, all other details of the Annual Meeting, including the proposals to be voted at the Meeting, remain unchanged.

As described in the proxy materials for the Annual Meeting previously distributed, shareholders are entitled to vote at the Annual Meeting if they were a shareholder at the close of business on May 26, 2020, the record date. The Meeting will begin promptly at 9:00 AM Eastern Time.

For additional information regarding how shareholders may vote in advance of or at the Annual Meeting, please refer to Ultralife’s proxy materials filed with the U.S. Securities and Exchange Commission, which can also be accessed on the Company’s website at www.ultralifecorporation.com. Please note that the proxy card included with the proxy materials will not be updated to reflect the change in location and may continue to be used to vote shares in connection with the Annual Meeting.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Company Contact:

Ultralife Corporation

Philip A. Fain

(315) 210-6110

pfain@ulbi.com

Investor Relations Contact:

LHA

Jody Burfening

(212) 838-3777

jburfening@lhai.com